Exhibit 10.21

BorgWarner Inc. Retirement Savings Excess Benefit Plan

Written Action by Vice President of Human Resources

Plan Amendment

The undersigned Vice President of Human Resources of BorgWarner Inc. (the “Company”) hereby executes the following amendment to the BorgWarner Inc. Retirement Savings Excess Benefit Plan (the “Plan”) as adopted by the Committee of the Plan at its meeting on December 10, 2012:

Section 2.08 of the Plan is amended to read as follows:

2.08    Participant. Effective January 1, 2013, the term “Participant” means any Employee participating in the RSP (i) whose base compensation is classified as Salary Grade 17 or higher (or any comparable replacement classification implemented by the Company) and (ii) whose participation in and benefits under the RSP are limited by provisions in the Code, including, without limitation, Sections 401(a)(17), 401(k)(3), 401(m), 402(g)(1) and 415 of the Code.

A Participant who ceases to be a Participant but who remains an Employee remains a Participant solely with respect to that Participant's Account attributable to amounts credited, and earnings thereon, as of the last date the Employee was a Participant, unless and until the Employee again becomes a Participant by again satisfying this Section 2.08. An Employee described in the preceding sentence is not a Participant for any other purpose under the Plan, and specifically is not eligible for credits under Sections 5 or 6.

Executed this 21 day of December, 2012.

BorgWarner Inc.
Employee Benefits Committee

By: /s/ Janice K. McAdams
Janice K. McAdams
Vice President of Human Resources
Chairman, Employee Benefits Committee